EXHIBIT 97.1

Omega Flex, Inc.

Executive Officer Clawback Policy

(Effective October 2, 2023)

I.	Purpose

The Board of Directors (the “Board”) of Omega Flex, Inc., a Pennsylvania corporation (the “Company”), has adopted this policy (this “Policy”) which requires the recovery of certain executive compensation in the event that the Company is required to prepare an Accounting Restatement (as defined below). References herein to the Company also include all of its consolidated direct and indirect subsidiaries. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and The Nasdaq Stock Market (“Nasdaq”) Listing Rule 5608 (“Rule 5608”) and will be interpreted and applied accordingly.

II.	Administration

This Policy will be administered by the Board or, if so designated by the Board, the Compensation Committee of the Company, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

III.	Covered Persons

This Policy applies to the Company’s current and former executive officers, as determined pursuant to Rule 16a-1(f) promulgated under the Exchange Act and including executive officers identified under Item 401(b) of Regulation S-K (“Executive Officers,” and together with any former Executive Officer, the “Covered Persons”). Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

IV.	Recoupment upon an Accounting Restatement

If the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly all Erroneously Awarded Compensation from each Covered Person, unless the Board determines in accordance with Section VI below that such recovery is impracticable.

For purposes of the foregoing:

●	“Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Rule 5608.

●	“Covered Incentive Compensation” means Incentive Compensation Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for that Incentive Compensation, and (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement (or such longer period as required under Rule 5608 in the event the Company changes its fiscal year). The date that the Company is required to prepare the Accounting Restatement will be the earlier of (x) the date the Board concluded or reasonably should have concluded that the Accounting Restatement is required, and (y) the date a court, regulator or other authorized body directs the Company to prepare the Accounting Restatement.

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●	“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation that was Received by each Covered Person in excess of the Covered Incentive Compensation that would have been Received by the Covered Person had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid. The Company shall maintain all documentation of the determination of any such reasonable estimate and provide such documentation to Nasdaq when required.

●	“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s stock price and the total stockholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.

●	“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon).

●	“Received” - Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in such Incentive Compensation is attained.

Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Covered Person has responsibility for the noncompliance that resulted in the Accounting Restatement.

V.	Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following:

●	Requiring reimbursement of cash Incentive Compensation previously paid;
●	Making a deduction from the Covered Person’s salary;
●	Offsetting the recouped amount from any other amount payable by the Company to the Covered Person (including, without limitation, payments for any severance or phantom stock units); and/or
●	Taking any other remedial and recovery action permitted by law, as determined by the Board.

The Board will consider Section 409A of the U.S. Internal Revenue Code of 1986, as amended, prior to offsetting recouped amounts against future payments of deferred compensation. In addition, the Board may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the noncompliance so as to minimize the likelihood of any recurrence.

VI.	Impracticability

The Company will recover any Erroneously Awarded Compensation in accordance with this Policy unless the Compensation Committee determines that such recovery would be impracticable because (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, (ii) recovery would violate an applicable home country law adopted prior to November 28, 2022, or (iii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before the Compensation Committee concludes that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation and shall document such reasonable attempt(s) to recover and provide that documentation to the Nasdaq when required. Before the Compensation Committee concludes that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of law, the Company shall engage legal counsel experienced and qualified to practice law in the applicable jurisdiction (if such counsel is acceptable to the Nasdaq) to render an opinion that recovery would result in a violation of law and shall provide such opinion to the Nasdaq. The Company shall provide funding for the fees and expenses of such legal counsel as approved by the Board.

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VII.	No Indemnification or Insurance

Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Person against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Person for any insurance policy entered into by a Covered Person that provides for full or partial coverage of any recoupment obligation under this Policy.

VIII.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion in any manner consistent with applicable law and regulation. The Board may terminate this Policy at any time when the Company does not have a class of securities listed on a national securities exchange or a national securities association.

IX.	Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company (a) under applicable law, regulation or rule, (b) pursuant to the terms of any similar policy or recoupment provision in any employment agreement, severance agreement, equity award agreement, bonus plan, or similar agreement or plan, and (c) any other legal remedies available to the Company. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002.

X.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.

XI.	Disclosure

The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Rule 5608. In accordance with Rule 10D-1, the Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.

XII.	Change of Listing

In the event that the Company lists its securities on any national securities exchange or national securities association other than the Nasdaq, all references to “Nasdaq” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed, and all references to Rule 5608 shall mean applicable rules of such other exchange or association.

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Exhibit A

Omega Flex, Inc.

Executive Officer Clawback Policy Acknowledgment Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Omega Flex, Inc. Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy. By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Print Name

Date

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